UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE TO

Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

MAXIM INTEGRATED PRODUCTS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

92046N102

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

Mark Casper

Associate General Counsel and Secretary

Maxim Integrated Products, Inc.

120 San Gabriel Drive

Sunnyvale, California 94086

(408) 737-7600

(Name, Address and Telephone Numbers of Person Authorized

to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Craig W. Adas

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

(650) 802-3000

Calculation of Filing Fee

Transaction Valuation *	Amount of Filing Fee *
$25,344,117	$996.02

*

Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 61,888,809 shares of Common Stock, $0.001 par value, of Maxim Integrated Products, Inc. will be purchased pursuant to this offer for an aggregate of $25,344,117.24 in cash. The actual transaction value will be based on the number of options tendered, if any, which may result in a lesser aggregate amount. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 6 for fiscal 2008, equals $39.30 per million dollars of the value of the transaction. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☑

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $996.02	Filing Party: Maxim Integrated Products, Inc.
Form or Registration Number: Schedule TO	Date Filed: November 7, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 to the Tender Offer Statement on Schedule TO (this “Amendment”), as filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2008, amends and supplements the Tender Offer Statement on Schedule TO dated November 7, 2008, as amended November 19, 2008 (the “Initial Statement”), relating to an offer by Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), to exchange for cash certain outstanding stock options to purchase shares of the Company’s common stock, par value $0.001.

This Amendment is made to (i) amend the Initial Statement and (ii) update the exhibits to such Initial Statement.

Item 4.	Terms of the Transaction.

Item 4(a) of the Initial Statement is hereby amended and supplemented by adding the following text thereto:

“The Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, filed with the Securities and Exchange Commission on September 30, 2008, is incorporated herein by reference.”

Item 4(b) of the Initial Statement is hereby amended and supplemented by adding the following text thereto:

“The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008, is incorporated herein by reference.”

Item 5.	Terms of the Transaction.

Item 5(e) of the Initial Statement is hereby amended and supplemented by adding the following text thereto:

“The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008, is incorporated herein by reference.”

Item 8.	Terms of the Transaction.

Item 8(a) of the Initial Statement is hereby amended and supplemented by adding the following text thereto:

“The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008, is incorporated herein by reference.”

Item 8(b) of the Initial Statement is hereby amended and restated in its entirety as follows:

The information set forth in the Offer to Purchase under Section III.11 (Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options) is incorporated herein by reference.

“The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008, is incorporated herein by reference.”

Item 11.	Terms of the Transaction.

Item 11(a) of the Initial Statement is hereby amended and supplemented by adding the following text thereto:

“The information set forth in the following filings is incorporated herein by reference: (i) the Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008; (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, filed with the Securities and Exchange Commission on September 30, 2008; (iii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008, filed with the Securities and Exchange Commission on November 6, 2008; (iv) the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2008; (v) the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2008; (vi) the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2008; and (vii) a description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, as filed October 6, 2008, under Section 12(b) of the Exchange Act, together with any amendments or reports filed for the purpose of updating such information.”

Item 12.	Exhibits.

Item 12 of the Initial Statement is amended and restated in its entirety as follows:

Exhibit No.	Exhibit Name

(a)(1)(A)*	Offer to Purchase Eligible Stock Options, dated November 7, 2008, as amended November 26, 2008.

(a)(1)(B)**	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)**	Announcement of Offer on Company Website and Intranet.

(a)(1)(D)**	Form of Promise to Make Cash Payment.

(a)(1)(E)**	Paper Election Form.

(a)(1)(F)**	Paper Election Withdrawal Notice.

(a)(1)(G)**	Form of Reminder Notice of Expiration of Offer.

(a)(1)(H)**	Screen Shots of Offer Website.

(a)(1)(I)***	Questions and Answers Regarding the Company’s Offer to Purchase Eligible Options for Cash.

(a)(1)(J)*	Supplemental Questions and Answers Regarding the Company’s Offer to Purchase Eligible Options for Cash.

(a)(1)(K)*	Form of Email to Eligible Employees Announcing Amendment to Offer to Purchase.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, filed with the Securities and Exchange Commission on September 30, 2008 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008, filed with the Securities and Exchange Commission on November 6, 2008 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2008 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2008 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2008 (incorporated herein by reference).

(a)(5)(F)	The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008 (incorporated herein by reference).

(a)(5)(G)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, as filed October 6, 2008, under Section 12(b) of the Exchange Act, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

(d)(A)	The Company’s Incentive Stock Option Plan, as amended. (1)

(d)(B)	The Company’s 1987 Supplemental Stock Option Plan, as amended. (2)

(d)(C)	The Company’s Supplemental Nonemployee Stock Option Plan, as amended. (2)

(d)(D)	The Company’s 1987 Employee Stock Participation Plan, as amended. (3)

(d)(E)	The Company’s 1988 Nonemployee Director Stock Option Plan, as amended. (2)

(d)(F)	The Company’s 1996 Stock Incentive Plan, as amended and restated. (4)

(d)(G)	Dallas Semiconductor Corporation – 1993 Officer and Director Stock Option Plan, as amended, together with forms of stock option agreements thereunder. (5)

(d)(H)	Dallas Semiconductor Corporation Amended 1987 Stock Option Plan, together with forms of stock option agreements thereunder. (5)

(d)(I)	Form of Shareholder Agreements between Dallas Semiconductor Corporation and employee stockholders, as amended. (5)

(d)(J)	Agreement between Dallas Semiconductor Corporation and Alan P. Hale, dated May 20, 1999, as amended. (5)

(d)(K)	Employment Agreement between Dallas Semiconductor Corporation and Alan P. Hale, dated April 11, 2001. (5)

(d)(L)	Assumption Agreement, dated April 11, 2001, relating to Dallas Semiconductor Corporation stock options. (5)

(d)(M)	Form of Non-Statutory Option Agreement, as amended and restated, under the Company’s 1996 Stock Incentive Plan. (6)

(d)(N)	Form of Restricted Stock Unit Agreement under the Company’s 1996 Stock Incentive Plan. (7)

(d)(O)	Employment Agreement between the Company and Tunc Doluca dated as of September 30, 1993. (8)

(d)(P)	Employment Agreement between the Company and Vijay Ullal dated as of April 1, 1995. (8)

(d)(Q)	Employment Agreement between the Company and Pirooz Parvarandeh dated as of November 1, 1994. (8)

(d)(R)	Employment Agreement between the Company and Richard Hood dated as of April 1, 1995. (8)

(d)(S)	Employment Letter Agreement between the Company and Bruce Kiddoo dated as of August 6, 2007. (9)

(d)(T)	Form of Non-Statutory Option Agreement for U.S. Optionees under the Company’s 1996 Stock Incentive Plan. (10)

(d)(U)	Form of Restricted Stock Unit Agreement for U.S. Holders under the Company’s 1996 Stock Incentive Plan. (10)

(d)(V)	Form of Non-Statutory Option Agreement for Non-U.S. Optionees, under the Company’s 1996 Stock Incentive Plan. (10)

(d)(W)	Form of Restricted Stock Unit Agreement for Non-U.S. Holders under the Company’s 1996 Stock Incentive Plan. (10)

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.

**	Previously filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 7, 2008.

***	Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on November 19, 2008.

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 27, 1998.

(3)	Incorporated by reference to the Appendix B in the Company’s Proxy Statement for a Meeting of its stockholders held on November October 18, 2004.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 28, 2008.

(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2001.

(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed June 8, 2006.

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 24, 2006.

(8)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 24, 2006.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2007.

(10)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 26, 2008

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Mark Casper
Mark Casper
Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Name

(a)(1)(A)*	Offer to Purchase Eligible Stock Options, dated November 7, 2008, as amended November 26, 2008.

(a)(1)(B)**	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)**	Announcement of Offer on Company Website and Intranet.

(a)(1)(D)**	Form of Promise to Make Cash Payment.

(a)(1)(E)**	Paper Election Form.

(a)(1)(F)**	Paper Election Withdrawal Notice.

(a)(1)(G)**	Form of Reminder Notice of Expiration of Offer.

(a)(1)(H)**	Screen Shots of Offer Website.

(a)(1)(I)***	Questions and Answers Regarding the Company’s Offer to Purchase Eligible Options for Cash.

(a)(1)(J)*	Supplemental Questions and Answers Regarding the Company’s Offer to Purchase Eligible Options for Cash.

(a)(1)(K)*	Form of Email to Eligible Employees Announcing Amendment to Offer to Purchase.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, filed with the Securities and Exchange Commission on September 30, 2008 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008, filed with the Securities and Exchange Commission on November 6, 2008 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2008 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2008 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2008 (incorporated herein by reference).

(a)(5)(F)	The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on October 27, 2008 (incorporated herein by reference).

(a)(5)(G)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, as filed October 6, 2008, under Section 12(b) of the Exchange Act, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

(d)(A)	The Company’s Incentive Stock Option Plan, as amended. (1)

(d)(B)	The Company’s 1987 Supplemental Stock Option Plan, as amended. (2)

(d)(C)	The Company’s Supplemental Nonemployee Stock Option Plan, as amended. (2)

(d)(D)	The Company’s 1987 Employee Stock Participation Plan, as amended. (3)

(d)(E)	The Company’s 1988 Nonemployee Director Stock Option Plan, as amended. (2)

(d)(F)	The Company’s 1996 Stock Incentive Plan, as amended and restated. (4)

(d)(G)	Dallas Semiconductor Corporation – 1993 Officer and Director Stock Option Plan, as amended, together with forms of stock option agreements thereunder. (5)

(d)(H)	Dallas Semiconductor Corporation Amended 1987 Stock Option Plan, together with forms of stock option agreements thereunder. (5)

(d)(I)	Form of Shareholder Agreements between Dallas Semiconductor Corporation and employee stockholders, as amended. (5)

(d)(J)	Agreement between Dallas Semiconductor Corporation and Alan P. Hale, dated May 20, 1999, as amended. (5)

(d)(K)	Employment Agreement between Dallas Semiconductor Corporation and Alan P. Hale, dated April 11, 2001. (5)

(d)(L)	Assumption Agreement, dated April 11, 2001, relating to Dallas Semiconductor Corporation stock options. (5)

(d)(M)	Form of Non-Statutory Option Agreement, as amended and restated, under the Company’s 1996 Stock Incentive Plan. (6)

(d)(N)	Form of Restricted Stock Unit Agreement under the Company’s 1996 Stock Incentive Plan. (7)

(d)(O)	Employment Agreement between the Company and Tunc Doluca dated as of September 30, 1993. (8)

(d)(P)	Employment Agreement between the Company and Vijay Ullal dated as of April 1, 1995. (8)

(d)(Q)	Employment Agreement between the Company and Pirooz Parvarandeh dated as of November 1, 1994. (8)

(d)(R)	Employment Agreement between the Company and Richard Hood dated as of April 1, 1995. (8)

(d)(S)	Employment Letter Agreement between the Company and Bruce Kiddoo dated as of August 6, 2007. (9)

(d)(T)	Form of Non-Statutory Option Agreement for U.S. Optionees under the Company’s 1996 Stock Incentive Plan. (10)

(d)(U)	Form of Restricted Stock Unit Agreement for U.S. Holders under the Company’s 1996 Stock Incentive Plan. (10)

(d)(V)	Form of Non-Statutory Option Agreement for Non-U.S. Optionees, under the Company’s 1996 Stock Incentive Plan. (10)

(d)(W)	Form of Restricted Stock Unit Agreement for Non-U.S. Holders under the Company’s 1996 Stock Incentive Plan. (10)

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.

**	Previously filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 7, 2008.

***	Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on November 19, 2008.

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 27, 1998.

(3)	Incorporated by reference to the Appendix B in the Company’s Proxy Statement for a Meeting of its stockholders held on November October 18, 2004.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 28, 2008.

(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2001.

(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed June 8, 2006.

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 24, 2006.

(8)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 24, 2006.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2007.

(10)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008.